Exhibit 99.1

September 16, 2021

McAfee Announces Appointment of Gunther Bright to Board of Directors

American Express veteran Gunther Bright strengthens McAfee Board

SAN JOSE, Calif.—(BUSINESS WIRE)— McAfee Corp. (Nasdaq: MCFE), a global leader in online protection, announced today that Gunther Bright, Executive Vice President and General Manager of Global and U.S. Large Enterprises at American Express, has joined its Board of Directors. Bright is a payments industry veteran with extensive experience materially growing consumer and retailer businesses directly and through partnerships. With his vast experience, his appointment strengthens the McAfee board.

“We are excited to welcome Gunther to the McAfee board,” said Peter Leav, McAfee President and Chief Executive Officer. “His track record in cultivating high growth strategies, driving transformation, and delivering value to customers and partners globally, speaks for itself. Gunther’s expertise brings tremendous value to the board as we accelerate our consumer growth strategy.”

With over 33 years of service at American Express, Bright pioneered innovative growth strategies to fuel the Consumer Services business. He oversaw the development of strategic partnerships and targeted acquisitions that helped American Express penetrate new markets and customers.

“I am honored to join the McAfee Board of Directors, particularly at such a pivotal time of high growth,” said Gunther Bright. “McAfee continues to transform online protection and the experience for customers and partners. With McAfee’s enviable reputation for delivering world-class, innovative products and services designed around today’s consumer, I’m looking forward to being a part of such an iconic brand.”

In addition to his newly appointed role at McAfee, Bright also serves as an Executive Committee Member of the Junior Achievement of New York Board of Directors, Vice Chairman and Executive Committee Member of the Alvin Ailey American Dance Theater Board of Trustees, and a member of the Executive Leadership Council.

About McAfee

McAfee Corp. (Nasdaq: MCFE) is a leader in online protection for consumers. Focused on protecting people, not just devices, McAfee consumer solutions adapt to users’ needs in an always online world, empowering them to live securely through integrated, intuitive solutions that protects their families and communities with the right security at the right moment. For more information, please visit https://www.mcafee.com/consumer

Investors:

Eduardo Fleites

investor@mcafee.com

Media:

media@mcafee.com

Source: McAfee